Exhibit 99.1

Steve Sanghi Joins Impinj Board of Directors

 SEATTLE, March 22, 2021 – Impinj, Inc. (NASDAQ: PI), a leading RAIN RFID provider and Internet of Things pioneer, today announced that Steve Sanghi has joined its board of directors.

“Steve brings a wealth of knowledge as a long-term CEO and chairman of Microchip Technology, Inc., and I’m thrilled he is joining our board,” said Impinj Board Chair Peter van Oppen.

“Having served with him previously on another public-company board, I know the depth of experience Steve brings in terms of strategy, operations, and leadership,” said fellow Impinj Board Member Umesh Padval.

“Impinj has an outstanding opportunity as an Internet of Things pioneer and to grow its business profitably,” Sanghi commented. “That opportunity, a great management team, and a winning culture are what attracted me to the company. I am excited to join Impinj’s board and look forward to contributing to its success.”

Sanghi was named Executive Chairman of Microchip Technology, Inc. (NASDAQ: MCHP), a leading provider of smart, connected, and secure embedded control solutions, in March 2021 after serving as Microchip’s CEO from 1990 in one of the longest CEO tenures in the semiconductor industry. He was its Chairman since 1993. Under Sanghi’s leadership, Microchip revenue grew to over $5 billion and a market value of approximately $40 billion. Before Microchip, Sanghi held management positions at Waferscale and Intel. He holds a Bachelor of Science in Electronics and Communications from Punjab University and a Master of Science in Electrical and Computer Engineering from the University of Massachusetts.

About Impinj:

Impinj (NASDAQ: PI) helps businesses and people analyze, optimize, and innovate by wirelessly connecting billions of everyday things — such as apparel, automobile parts, luggage, and shipments — to the Internet. The Impinj platform uses RAIN RFID to deliver timely data about these everyday things to business and consumer applications, enabling a boundless Internet of Things.

www.impinj.com

For more information, contact:

Investor Relations

+1-206-315-4470

ir@impinj.com

Media Relations
Jill West

Vice President Strategic Communications

+1 206-834-1110

jwest@impinj.com

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